EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 for the 1997 Stock Option Plan of Ampco-Pittsburgh Corporation filed with the Securities and Exchange Commission on March 26, 1999 and May 25, 2000 of our reports dated March 11, 2005 (May 31, 2005 as to the effects of the restatement discussed in Note 22), relating to the consolidated financial statements and financial statement schedule of Ampco-Pittsburgh Corporation (which reports express an unqualified opinion and include explanatory paragraphs concerning the restatement discussed in Note 22 to the consolidated financial statements and the change in method of accounting for goodwill in 2002) and of our report on internal control over financial reporting dated March 11, 2005 (May 31, 2005 as to the effect of the material weakness described in Management’s Report on Internal Control Over Financial Reporting, as revised) (which report expresses an adverse opinion on the effectiveness of the Corporation’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of Ampco-Pittsburgh Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche, LLP

Pittsburgh, Pennsylvania

May 31, 2005